Exhibit 10.52

July 20, 2010

Pine Capital Enterprises, Inc. and
Taiyuan Yiwei Magnesium Industry Co., Ltd.

Ladies and Gentlemen,

This letter will serve as an amendment to the July 13, 2010 Equity Transfer Agreement (the “Agreement”) entered into among CDI China, Inc., (“CDI China”), Pine Capital Enterprises, Inc. (“Pine Capital”) and Taiyuan Yiwei Magnesium Industry Co., Ltd. (“Yiwei Magnesium”) to acquire an 80% interest they own in Taiyuan Ruiming YiWei Magnesium Industry Co., Ltd. (“Ruiming Magnesium”)

In connection with the above referenced agreement, Pine Capital and Yiwei Magnesium hereby agree that if in Fiscal 2011 Ruiming Magnesium’s revenues are more than RMB100 million and EBITDA per metric ton of goods produced is no less than RMB 1,200 per ton in that fiscal year, Party A’s obligation to deliver 622,172 shares CDII’s common stock shall be contingent upon CDII obtaining shareholder approval of the issuance of such shares at an annual meeting of its shareholders.

The defined terms in this letter shall have the same meaning as the defined terms in the Agreement.

If the terms set forth in this letter meet with your approval, please sign a copy and return it to me.

CDI China, Inc.

Signature:	/s/ Yuejian (James) Wang
Printed Name:	Yuejian (James) Wang
English Name:	James Wang
Title:	President

Pine Capital Enterprises Inc.

Signature:	/s/ Lifei Huang
Printed Name:	Lifei Huang
English Name:	Lifei (Maggie) Huang
Title:	President

Taiyuan Yiwei Magnesium Industry Co. Ltd.

Signature:	/s/ Yuwei Huang
Printed Name:	Yuwei Huang
English Name:	Yuwei Huang
Title:	Chairman and President